Filed Pursuant to Rule 424(b)(5)

Registration No. 333-283812

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 20, 2024 as supplemented February 14, 2025)

SUPER LEAGUE ENTERPRISE, INC.

Common Stock

This supplement is part of, and should be read in conjunction with, our prospectus supplement dated February 14, 2025 (together, the “Prospectus Supplements”) and the accompanying prospectus thereto dated December 20, 2024 (the “Base Prospectus”), all of which are filed as part of our registration statement on Form S-3 (File No. 333-283812). The Base Prospectus, Prospectus Supplements, this supplement, and all supplements to or documents incorporated by reference into the Base Prospectus, Prospectus Supplements and this supplement, are collectively referred to as the “Prospectus.”

The terms “Company,” “we,” “us,” and “our” refer to Super League Enterprise, Inc.

The Prospectus relates to the issuance and sale of up to $2,935,000 of newly issued shares of our common stock, par value $0.001 per share (the “Shares”), that we may sell to Hudson Global Ventures, LLC (“Hudson Global”), from time to time pursuant to the purchase agreement (the “Purchase Agreement”) dated as of February 14, 2025, that we have entered into with Hudson Global (the “Equity Purchase Program”). As of the date hereof, we have sold $242,068 to Hudson Global pursuant to the Equity Purchase Program.

We are filing this Prospectus Supplement to amend the Prospectus to reduce the remaining amount of shares registered under the Equity Purchase Program to $0.00 and to suspend the terms of the Equity Purchase Program. As a result, we may not make any sales of our common stock pursuant to the Equity Purchase Program unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Purchase Agreement remains in full force and effect.

This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SLE.” On May 8, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.3254 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-6 of the Prospectus Supplement, and under similar headings in any amendments or supplements to the Prospectus Supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 9, 2025.